                                                                   Exhibit 23.03

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Plans Administration Committee
Travelers Group Inc.:


We consent to the incorporation by reference in the Registration Statement (No. 333-25605) on Form S-8 of Travelers Property Casualty Corp. of our report dated June 23, 1998 relating to the statements of net assets available for plan benefits of Travelers Group 401(k) Savings Plan as of December 31, 1997 and 1996, and the related statements of changes in net assets available for plan benefits for the years then ended, and the supplemental schedules of assets held for investment purposes, assets held for investment purposes which were both acquired and disposed of within the plan year, and reportable transactions as of and for the year ended December 31, 1997, which report is being filed with Form-10-K/A-1 as an amendment to the 1997 Annual Report on Form 10-K of Travelers Property Casualty Corp.


                                   /s/ KPMG Peat Marwick LLP



New York, New York
June 29, 1998